Exhibit 10.1

At-Will Employment Agreement

This At-Will Employment Agreement (hereinafter, “Agreement”) is made and entered into on April 12, 2016 between Zero Gravity Solutions, Inc. (including its wholly-owned subsidiaries, Zero Gravity Solutions, Inc. (hereinafter referred to as, “ZGSI”), Zero Gravity Life Sciences, Inc. (hereinafter referred to as, “ZGLS”), and BAM Agricultural Solutions, Inc. (hereinafter referred to as, “BASI”) whose principal place of business is located at 190 NW Spanish River Blvd Ste. 101, Boca Raton FL 33431 (hereinafter referred to as, “Employer”) and ANDREW KOOPMAN whose present address is located at 225 East 26th Street, #6-P, New York, NY 10010 (hereinafter referred to as, “Employee”).

In consideration of the mutual covenants set forth below, Employer agrees to hire Employee and Employee agrees to work for Employer as set forth in this Agreement.

1.      JOB DESCRIPTION (duties): Responsible for development and execution of a strategic plan of business development for Zero Gravity Life Sciences, Inc., including complimentary and supportive activities for BASI as well as new corporate initiatives. Duties include but are not limited to:

▪	Managing current intellectual property portfolio;
▪	Developing intellectual property strategies for current intellectual property portfolio;
▪	Developing strategies for licensing or acquisition of accretive intellectual property;
▪	Managing financial operations of ZGLS;
▪	Developing grant strategies and executing those strategies;
▪	Participating in acquisition or business venture due diligence;
▪	Coordinating scientific efforts with companies, academic institutions, federal, state and local agencies;
▪	Identifying and coordinating initiatives for research collaboration; and
▪	Developing ZGLS’ long term business plan relative to both agricultural and space related activities.

A. TITLE to position

The Employee shall be employed in the capacity of: Chief Executive Officer & President of Zero Gravity Life Sciences, Inc.

B. Primary Position Functions and Duties

The primary position functions or duties of this position are as follows: See #1 above.

Employee agrees to and shall also perform any other duties as are customarily performed by other individuals in similar such positions, as well as such other duties as may be assigned, from time to time, by the Employer.

C. Duty of Loyalty and Best Efforts

Employee agrees to and shall devote all of their working time, attention, knowledge, and skills to Employer’s business interests, and with best efforts shall do so in good faith, and to the reasonable satisfaction of the Employer. Employee understands that they shall only be entitled to the compensation, benefits, and profits as set forth in this Agreement. Employee agrees to refrain from any interest, of any kind whatsoever, in any business competitive to Employer’s business. The Employee further acknowledges they will not engage in any form of activity that produces a “conflict of interest” with those of the Employer, unless previously agreed to and in writing.

D. Place and Hours of Employment

Employee agrees that, their duties shall be primarily rendered at Employer’s business premises or at such other places as the Employer shall in good faith require. Full time service for the Employee for this salaried position, is demanded and requires a minimum of 40 respectively, hours per week, exclusive of vacation, or any other form of leave as described within this Agreement.

2.      PERFORMANCE TERMS AND BONUS TERMS

Based upon representations made by the Employee, as well as expectations of the Employer, the following performance terms are entered into:

Upon completion of three (3) months’ employment and a satisfactory review by Harvey Kaye and Glenn Stinebaugh, you will receive a bonus in the amount of $12,500.00 if the Company’s revenue goal of $2,000,000 is attained. Additionally, six (6) months following the commencement of your employment another bonus in the amount of $12,500.00 will be given to you if the Company’s revenue goal of $4,000,000 is attained (for a cumulative of $6,000,000).

Employee further understands that reaching these benchmarks or performance terms constitutes a reasonable and substantial condition of employment but does not in any way guarantee or promise continued employment.

3.      COMPENSATION TERMS

A. Base Compensation

Employee shall receive a salary of $150,000.00 per annum, payable at $6,250.00 twice monthly, payable in equal installments on the 15th and last day of each month, pending adequate funding of the Employer for “operating” expenses, which may make any and all salaries subject to accrual for payment at a later date; Employee acknowledges and agrees that their salary may accrue, on a monthly basis, pending said “funding”. This applies to salaries and/or any applicable commissions. Employer shall deduct or withhold from compensation any and all sums required for federal income and social security taxes, as well as all state or local taxes.

B. Commissions (if eligible) N/A

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C. Exempt Status

Employee understands that at all times they are employed as a salaried/exempt employee and, therefore, not entitled to overtime wages. Employee shall not receive overtime compensation for the services performed under this Agreement, unless specifically agreed to in writing.

D. Incentive Programs

After completion of three (3) months’ employment, you will be eligible to participate in the ZGSI Stock Incentive Plan as adopted by ZGSI effective upon your execution herein. Restrictions relative to stock options issued will be determined by management/compensation committee as well as the strike price for stock options awarded to Employees. Employee will be notified by way of a letter from the Company, the terms of stock option awards.

E. Expense Reimbursement

Employee shall be entitled to reimbursement of any or all expenses authorized and reasonably incurred expenses incurred in the performance of the functions and duties under this Agreement. In order to receive reimbursement, Employee must timely provide Employer with completed “expense report”, with itemized account of all expenditures, along with original receipts for each expense. Any expenditure over the dollar amount of $500.00 (includes gas allowance) will require prior written authorization. Expenses will NOT be paid without completed expense report and original receipts.

F. Stock Options, Profit Sharing, and Retirement

Upon your acceptance and execution of this agreement, ZGSI will issue to you Three Hundred Thousand (300,000) stock options to be issued from ZGSI’s Stock Incentive Plan to acquire ZGSI Common Stock based upon our current purchase price valuation. A second tranche of Three Hundred Thousand (300,000) stock options to be issued from ZGSI’s Stock Incentive Plan, at value based upon our current purchase price valuation will vest six (6) months from the commencement of your employment.

G. Salary Adjustments

Any salary adjustments will be based upon the value contributed by Employee to Employer. While salary adjustments are primarily based on merit, Employer may at times adjust salaries depending on overall company performance, and/or the cost of living changes to salaries of similarly started employees in the company or same industry.

4.      BENEFITS

A. Insurance

Employer will supply health insurance benefits to the employee after [901 days of employment to full time, salaried employees payable 100% by ZGSI on behalf of the employee only. Please refer to the summary plan descriptions for each benefit. Until such time as employee is eligible to participate in the ZGSI Medical Plan, ZGSI will reimburse employee for his cost of Cobra coverage from his prior employer.

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B. Professional Licenses and Memberships

Employee is obligated to maintain any of those professional licenses necessary for the carrying out the functions and duties set forth in this Agreement. Said licenses include, but are not limited to, the following: N/A . Employer also encourages Employee to gain membership in associations related to our industry or that of our clientele. Employer may, at its discretion, assist with payment for those licenses or memberships which both parties consider to be essential to performance of the job.

C. Vacation

Your vacation time per year will be fifteen (15) days per calendar year. This is considered as “PTO” (Paid Time Off) inclusive of your five (5) sick/personal days off. Employee is eligible for PTO time after the satisfactory completion of a 90-day probation period.

D. Education Reimbursement

N/A.

E. Additional Benefits

Employee shall be issued by the Company a “company cell phone” to use for business while under the employ of employer. Employer shall pay the monthly cell phone bill on behalf of the Employee. Employee agrees to sign a receipt for said company-owned cell phone and agrees to return said cell phone and the data therein upon termination of his employment.

5.      TERMINATION

A. “At Will” Employment

Employee’s employment with Employer is “at will.” “At will” is defined as allowing either Employee or Employer to terminate the Agreement at any time, for any reason permitted by law, with or without cause and with or without notice.

6.      COVENANTS

A. Non-Disclosure of Trade Secrets, Customer Lists and Other Proprietary Information

Employee agrees not to use, disclose or communicate, in any manner, proprietary information about Employer, its operations, clientele, or any other proprietary information, that relate to the business of Employer. This includes, but is not limited to, the names of Employer’s customers, its marketing strategies, operations, or any other information of any kind which would be deemed confidential or proprietary information of Employer including but not limited to:

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Non-Disclosure Agreement executed by Andrew Koopman on _March 22, 2016____, which remains in full force and effect.

Employee acknowledges that the above information is material and confidential and that it affects the profitability of Employer. Employee understands and that any breach of this provision, or of any other Confidentiality and Non-Disclosure Agreement, is a material breach of this Agreement. To the extent Employee feels that they need to disclose confidential information, they may do so only after being authorized to so do, in writing, by Employer.

B. Non-Solicitation Covenant

Employee agrees that for a period of two (2) years following termination of employment, for any reason whatsoever, Employee will not solicit customers or clients of Employer. By agreeing to this covenant, Employee acknowledges that their contributions to Employer are unique to Employer’s success and that they have significant access to Employer’s trade secrets and other confidential or proprietary information regarding Employer’s customers or clients.

C. Non-Recruit Covenant

Employee agrees not to recruit any of Employer’s employees for the purpose of any outside business either during or for a period of two (2) years after Employee’s tenure of employment with Employer. Employee agrees that such effort at recruitment also constitutes a violation of the non-solicitation covenant set forth above.

D. Non-Compete Covenant N/A

E. Adherence to Employer’s Policies, Procedures, Rules and Regulations

Employee agrees to adhere to all policies, procedures, rules and regulations set forth by the Employer. These policies, procedures, rules and regulations include, but are not limited to, those set forth within the Employee Handbook, any summary benefit plan descriptions, or any other personnel practices or policies or Employer. To the extent that Employer’s policies, procedures, rules and regulations conflict with the terms of this Agreement, the specific terms of this Agreement will prevail.

F. Covenant to Notify Management of Unlawful Acts or Practices

Employee agrees to abide by the legal and ethics policies of Employer as well as Employer’s other rules, regulations, policies and procedures. Employer intends to comply in full with all governmental laws and regulations as well as any ethics code applicable to their profession. In the event that Employee is aware of Employer, or any of its officers, agents or employees, violating any such laws ethics codes, rules, regulations, policies or procedures, Employee agrees to bring forth all such actual and suspected violations to the attention of Employer immediately so that the matter may be properly investigated and appropriate action taken.

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7.      PROPERTY RIGHTS

A. Existing Customers or Clientele of Employee

Employee agrees that existing customers and/or clients of Employee will, upon employment, become the property of Employer as a part of condition of employment.

B. New Customers or Clientele Generated While at Work

Employee agrees that any customers and/or clients generated by Employee pursuant to employment with Employer become customers and clients of the Employer and subject to the non-disclosure and non-solicitation covenants set forth above.

C. Records and Accounts

Employee agrees that all those records and accounts maintained during the course of employment are the property of Employer, shall remain current and be maintained at Employer’s place of business.

D. Return upon Termination

Employee agrees that upon termination they will return to Employer all of Employer’s property, including, but not limited to, intellectual property, trade secret information, customer lists, operation manuals, employee handbook, records and accounts, materials subject to copyright, trademark, or patent protection, customer and Employer information, credit cards, business documents, reports, automobiles, keys, passes, and security devices.

E. Copyrights, Inventions and Patents

Employee understands that any copyrights, inventions or patents created or obtained, in part or whole, by Employee during the course of this Agreement are to be considered ‘Works for hire” and the property of Employer. Employee assigns to Employer all rights and interest in any copyright, invention, patents or other property related to the business of the Employer. If Employee is working on any patentable material a separate patent assignment agreement, in writing, must be struck between the parties hereto.

8.      INDEMNIFICATION FOR THIRD PARTY CLAIMS

Employee hereby agrees to indemnify, defend, save, and hold harmless Employer, its shareholders, officers, directions, and other agents (other than Employee) from and against all claims, liabilities, causes of action, damages, judgments, attorneys’ fees, court costs, and expenses which arise out of or are related to the Employee’s performance of this Agreement, failure to perform job functions or duties as required, or result from conduct while engaging in any activity outside the scope of this Agreement, before, during or after the termination of this Agreement. Employee understands that this obligation of indemnification survives the expiration or termination of this Agreement.

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9.      MEDIATION AND BINDING ARBITRATION

Employer and Employee agree to first mediate and may then submit to binding arbitration any claims that they may have against each other, of any nature whatsoever, other than those prohibited by law or for worker’s compensation, unemployment or disability benefits, pursuit to the rules of the American Arbitration Association. Employee agrees to sign the attached Agreement to Mediate/Arbitrate claims as a condition of employment.

10.      LIMITATION OF DAMAGES

Employee agrees and stipulates that any remedies they may have for the breach of any employment related obligation, whether under law or by way of contract, shall be limited to the equivalent of six (6) months’ salary of Employee where allowed by law. This limitation is inclusive of any claims for special damages, general damage, compensatory damage, loss of income, emotional damage, or punitive damages.

11.      ATTORNEYS’ FEES AND COSTS

Employee and Employer agree that should any action be instituted by either party against the other regarding the enforcement of the terms of this agreement, the prevailing party will be entitled to all of its expenses related to such litigation including, but not limited to, reasonable attorneys’ fees and costs, both before and after judgment.

12.      MISCELLANEOUS PROVISIONS

A. Accuracy of Representations

Employee understands that any projections regarding the financial status or potential for growth of this Employer are matters of opinion only and do not constitute a legally binding representation. Employee agrees that they have had the opportunity to conduct due diligence of Employer and are satisfied with the representations that have been made.

B. Notices

Employee agrees that any notices that are required to be given under this Agreement shall be given in writing, sent by certified mail, return receipt requested, to the principal place of business of the Employer or residence of the Employee as set forth herein.

C. Entire Agreement

This Agreement represents the complete and exclusive statement of the employment agreement between the Employer and Employee. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by the parties concerning their employment agreement.

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D. The Effect of Prior Agreements or Understandings

This Agreement supersedes any and all prior Agreements or understandings between the parties, including letters of intent or understanding, except for those documents specifically referred to within this Agreement.

E. Modifications

Employee and Employer agree that this writing, along with those Agreements referred to within it, including, but not limited to, the Employee Handbook and [Non-Disclosure Agreement], constitutes the entirety of the Employment Agreement between the parties. Any modifications to this Agreement may only be done in writing and must be signed by [an officer] of Employer.

F. Severability of Agreement

To the extent that any provision hereof is deemed unenforceable, all remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

G. Waiver of Breach

The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate as a waiver of any subsequent breach by the Employee. No waiver shall be valid unless placed in writing and signed by [an officer] of Employer.

H. Ambiguities Related to Drafting

Employer and Employee agree that any ambiguity created by this document will not be construed against the drafter of same.

I. Choice of Law, Jurisdiction and Venue

Employee agrees that this Agreement shall be interpreted and construed in accordance with the laws of the State of Florida and that should any claims be brought against Employer related to terms or conditions of employment it shall be brought within a court of competent jurisdiction within the County of Palm Beach. Employee also consents to jurisdiction of any claims by Employer related to the terms or conditions of employment by a court of competent jurisdiction within the County of Palm Beach.

J. Submission to Drug Testing

Employee agrees and understands that it is the policy of Employer to maintain a drug-free work place. Employee consents to a pre-hire drug test. Employee understands that Employer has the right, upon reasonable suspicion, to demand that Employee immediately undergo testing for the presence of illegal or inappropriate drug usage.

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K. Statute of Limitations

Employee has a one-year statute of limitation for the filing of any requests for mediation, or arbitration, or for any lawsuit related to this Agreement or the terms and conditions of their employment. If said claim is filed more than one year subsequent to Employee’s last day of employment it is precluded by this provision, regardless of whether the claim had accrued at that time or not.

L. Attorney Review

Employee warrants and represents that Employee in executing his Agreement has had the opportunity to rely on legal advice from an attorney of Employee’s choice, so that the terms of this Agreement and their consequences could have been fully read and explained to Employee by an attorney and that Employee fully understands the terms of this Agreement.

/s/ Andrew Koopman	4/12/16
Andrew Koopman, Employee	Date

ZERO GRAVITY SOLUTIONS, INC.

/s/ Glenn A. Stinebaugh	4/13/16
Glenn Stinebaugh, CEO & President	Date

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